SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2011 (July 22, 2011)

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Utah	000-51364	90-0438712
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing 100083, People’s Republic of China
(Address of Principal Executive Offices)

86-10-82600527
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2011, Sino Gas International Holding, Inc.’s (the “Company”) 2011 Annual Meeting of Stockholders (the “Annual Meeting”) was held at Crowne Plaza Hotel Beijing Parkview Wuzhou, No. 8 North Center 4th Ring Road, Chaoyang District, Beijing, 100101 People’s Republic of China (“China”).  The following seven (7) directors were elected to serve on the board of directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office, whose resumes are attached as follows:

Mr. Yuchuan Liu. Mr. Liu, 45, was appointed our Chairman, Chief Executive Officer and President on September 7, 2006. Mr. Liu graduated from North Industrial University, Beijing, PRC with a B.S. degree in electrical engineering. Mr. Liu has been a licensed Senior Engineer in the PRC since 1997. Mr. Liu was the Chairman of the Board of Directors and General Manager of Beijing Zhong Ran Wei Ye Gas Co., Ltd. between 2003 and 2006 and he was the Chairman of the Board of Beijing Xiang Ke Jia Hua Petroleum and Natural Gas Co., Ltd. between 2000 and 2003. Prior to that, Mr. Liu served as CEO of Lang Fang Zhong Gong Petroleum and Natural Gas Technology Co., Ltd. from 1997 to 1999. Prior to that, Mr. Liu served as the Chief of the Research and Development Department of Petro China from 1983 to 1997. We believe that Mr. Yuchuan Liu, the founder of the Company, has the most extensive knowledge and experience in natural gas industry within the Company.

Mr. Zhicheng Zhou. Mr. Zhou, 45, was appointed our Director on March 13, 2008 and our Chief Operating Officer on October 19, 2006. Previously, Mr. Zhou served as the Director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2007. Prior to that, Mr. Zhou served as the Associate General Manager and later General Manager of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2001 and 2002. Mr. Zhicheng Zhou, the COO of the Company, has extensive knowledge and experience in natural gas industry.

Mr. Guowei Chen. Mr. Chen, 53, was appointed our Director on September 7, 2006 and a member of the audit committee of our Board of Directors and a member of the compensation committee of our Board of Directors on October 19, 2006. Mr. Chen graduated from East China College of Metallurgy with a major in accounting. Since March 2006, Mr. Chen has been the General Manager and Chairman of the Board of Shen Zhen Jia Xin Real Estate Development Co., Ltd. Prior to that, he was the General Manager of Hang Zhou Steel Group from 2001 to February 2006. Mr. Chen is very experienced in general and financial management. Mr. Chen, a seasoned professional in general and financial management, was previously the Chairman of the Board of a real estate company in China.

Mr. Quandong Sun. Mr. Sun, 43, was appointed our Director on September 7, 2006 and a member of the audit committee of our Board of Directors and a member of the compensation committee of our Board of Directors on October 19, 2006. Mr. Sun graduated from Shanghai Maritime University with a B.S. Mr. Sun has been Chairman of Jidong Shipping Co., Ltd. since 1995. Prior to that, Mr. Sun served as Manager in the Shipping Department of Shekou Shipping Co., Ltd. between 1987 to 1994. Mr. Quandong Sun, a seasoned professional in general management, was chairman of another company in China.

Mr. Chongjun Duan. Mr. Duan, 41, was appointed our Director and a member of the audit committee and compensation committee of our Board of Directors on April 25, 2011. Since July 2002, he has been Chief Financial Officer and Vice President of Zhongyou New Energy Co. Ltd. Mr. Duan received his bachelor’s degree in economics from Central University of Finance and Economics in 1994. In 2010, he received a master’s degree in executive business administration (EMBA) from Tsinghua University.

Mr. Robert Adler. Mr. Adler, 77, was appointed our Director and a member of the audit committee of our Board of Directors on May 3, 2011. Most recently Mr. Adler taught financial English for a semester at Shanghai University of Finance and Economics. Mr. Adler’s prior experience includes working as an investment adviser with UBS Financial Services, as a managing director for ING Furman Selz Asset Management, as Vice President and Senior Investment Officer of BHF Securities Corp. and DG Bank, New York Branch and working in various other positions within different organizations. Mr. Adler obtained a bachelor’s degree from Swarthmore College and studied at New York University School of Business Administration. Mr. Adler is a member of the Institute of Chartered Financial Analysts and a member of the New York Society of Security Analysts. Previously, he also served as a member of the board directors of both China Medicine Corp. and SinoEnergy Corp.

Ms. Jennifer Li. Ms. Li, 43, was appointed our Director and a member of the compensation committee of our Board of Directors on May 3, 2011. Ms. Li is a certified public accountant. Most recently, Ms. Li was Hedge Fund Controller of Mercury Capital Management. Ms. Li’s prior experience includes working as a vice president/Sr. relationship manager at Morgan Stanley, as a vice president/portfolio manager at Transamerica Business Capital, and as a Senior Associate with JP Morgan Chase. Ms. Li received her bachelor’s degree in economics from Fudan University, and her master’s degree in management and administrative sciences from the University of Texas (Dallas).

Item 5.07                      Submission of Matters to a Vote of Security Holders.

The following proposals were submitted to the Company’s stockholders at the Annual Meeting:

(1)	The election of seven (7) directors to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

The votes regarding the election of the persons named above as directors were as follows:

NOMINEE	FOR	WITHHELD
YUCHUAN LIU	15,236,071	26,170
ZHICHENG ZHOU	15,236,071	26,170
GUOWEI CHEN	13,487,661	1,774,580
QUANDONG SUN	13,487,661	1,774,580
CHONGJUN DUAN	15,235,071	27,170
ROBERT ADLER	15,236,071	26,170
JENNIFER LI	15,239,071	23,170

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

Date: July 22, 2011	/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer